================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       -----------------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                       -----------------------------------



                           MAY 18, 2005 (MAY 18, 2005)
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)



                                    033-75706

                            (Commission File Number)


                             BPC HOLDING CORPORATION

             (Exact name of registrant as specified in its charter)


                       DELAWARE              35-1814673

                    (State or other       (I.R.S. Employer
                    jurisdiction of        Identification
                   incorporation or            Number)
                     organization)


                           BERRY PLASTICS CORPORATION

            (Exact name of registrant as specified in its charter)


       DELAWARE                                                 35-1813706

    (State or other                                          (I.R.S. Employer
    jurisdiction of                                           Identification
   incorporation or                                               Number)
     organization)

   101 OAKLEY STREET
  EVANSVILLE, INDIANA                                              47710

 (Address of principal                                          (Zip Code)
  executive offices)

                                 (812) 424-2904
             (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 7.01. REGULATION FD DISCLOSURE.

      As previously described on the Form 8-K filed by the registrants on May 9, 2005, Berry Plastics Corporation ("Berry") entered into an Agreement and Plan of Merger on May 5, 2005 pursuant to which Berry Plastics Acquisition Corporation VI, a wholly-owned subsidiary of Berry, will merge with and into Kerr Group, Inc. ("Kerr"), with Kerr surviving the Merger. Kerr is a privately held corporation. Set forth below is certain information with respect to Kerr.

      Kerr had sales of approximately $381.9 million, $227.1 million, $143.3 million, $138.4 million and $126.2 million during fiscal 2004, 2003, 2002, 2001 and 2000, respectively. Kerr's sales in the first quarter of 2005 were approximately $101.3 million, compared to sales of approximately $92.3 million in the first quarter of 2004. Included in Kerr's sales numbers (not including Setco, LLC or Tubed Products, LLC, each a wholly owned subsidiary of Kerr) was freight of approximately $7.0 million, $6.8 million, $6.9 million, $6.5 million, and $5.7 million during fiscal 2004, 2003, 2002, 2001, and 2000, respectively. Freight expense for Kerr (not including the Setco or Tubed Products entities) was approximately $1.9 million and $1.7 million during the first quarter of 2005 and the first quarter of 2004 respectively.

      Kerr's net income/(loss) before preferred stock dividend was approximately $12.9 million, $30.7 million, $(19.4) million, $(2.0) million and $(9.4) million during fiscal 2004, 2003, 2002, 2001 and 2000, respectively, and approximately $2.9 million and $2.8 million in the first quarter of 2005 and the first quarter of 2004, respectively.

      Kerr's income tax expense/(benefit) was approximately $7.1 million, $(21.4) million, $31.3 million, $(0.1) million and $(5.5) million during fiscal 2004, 2003, 2002, 2001 and 2000, respectively, and approximately $1.6 million in each of the first quarter of 2005 and 2004.

      Kerr's interest and financing expense was approximately $11.7 million, $7.9 million, $6.5 million, $11.7 million and $12.8 million during fiscal 2004, 2003, 2002, 2001 and 2000, respectively, and approximately $2.7 million and $3.0 million in the first quarter of 2005 and the first quarter of 2004, respectively.

      Kerr's depreciation and amortization expense was approximately $27.1 million, $19.9 million, $15.6 million, $16.9 million and $16.4 million in fiscal 2004, 2003, 2002, 2001 and 2000, and approximately $6.8 million in each of the first quarter of 2005 and 2004.

      Kerr recorded restructuring, dividend expense, and other one-time expenses of approximately $2.3 million, $1.3 million, $0.5 million, $0.0 million and $3.9 million in fiscal 2004, 2003, 2002, 2001 and 2000, respectively, and $0.4 million and $0.1 million in the first quarter of 2005 and the first quarter of 2004, respectively. Kerr also recorded a gain on the sale of real estate, net of expenses, related to its Lancaster facilities of approximately $0.8 million in fiscal 2004 and $0.3 million in fiscal 2003 with expenses of $0.1 million related to this sale in the first quarter of 2004, and an inventory step-up of approximately $1.2 million in fiscal 2003.

      Kerr entered into a sale and leaseback of several of its facilities during 2004. If these facilities were leased for the entire year of 2004, lease expense would be increased by approximately $2.2 million for the fiscal year. Lease expense would have increased approximately $1.6 million in fiscal 2003, and approximately $0.9 million in the first quarter of 2004 if the buildings would have been fully leased during any of these periods. The amount in fiscal 2003 is lower than 2004 due to partial year ownership of the facilities during 2003.

      In addition, Kerr recorded Fremont/New Canaan expenses of approximately $1.7 million, $1.4 million, $1.2 million, $1.4 million and $1.3 million in fiscal 2004, 2003, 2002, 2001 and 2000, respectively, and approximately $0.5 million in each of the first quarter of 2005 and 2004.

      The information in this Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

      Dated: May 18, 2005.


                                            BPC Holding Corporation
                                            Berry Plastics Corporation

                                            By: /s/ James M. Kratochvil
                                                -------------------------------
                                                James M. Kratochvil
                                                Executive Vice President,
                                                Chief Financial Officer,
                                                Treasurer and Secretary of
                                                the entities listed above